EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated February 29, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Aegion Corporation's Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

St. Louis, Missouri

May 4, 2016